Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of our report dated March 30, 2020, with respect to the consolidated balance sheets of Eureka Homestead Bancorp, Inc., as of December 31, 2019 and 2018, and the related consolidated statements of (loss) income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019.

/S/ T. E. Lott and Company, PA

Columbus, Mississippi
August 21, 2020